Exhibit I

CONFIDENTIAL

EXECUTION VERSION

April 30, 2022

Multelements Limited

Re:      Equity Financing Commitment

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated on or about the date hereof (as may be amended, restated, modified or supplemented from time to time, the “Merger Agreement”), by and among Multelements Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Parent”), Diversefuture Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and BlueCity Holdings Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned subsidiary of Parent. Capitalized or other terms used and not defined herein but defined in the Merger Agreement shall have the meanings ascribed to them in the Merger Agreement. This letter agreement is being entered into between Metaclass Management ELP (the “Investor”) and Parent in connection with the execution and delivery of the Merger Agreement.

1.            Commitment. The Investor hereby irrevocably commits and agrees, subject to the terms and conditions set forth herein, to fund, or cause to be funded, at the Closing, one or more direct or indirect capital contributions to Parent (which contributions may take the form of ordinary equity, shareholder loans, preferred equity or other securities), in immediately available U.S. dollar denominated funds, an aggregate amount in cash equal to US$50,000,000 (the “Commitment”) solely for the purposes of enabling Parent, directly or indirectly, together with the other financial resources of Parent, (a) to fund (or cause to be funded) the Merger Consideration and any other amounts required to be paid by Parent pursuant to the Merger Agreement, and (b) to pay (or cause to be paid) fees and expenses incurred by Parent, the Company, and, following the Closing, the Surviving Company, in connection with the transactions contemplated by the Merger Agreement (which, in each case and for the avoidance of doubt, shall not include the Parent Termination Fee or any Guaranteed Obligations (as defined in the Limited Guarantee given by the Investor) in respect of Parent Termination Fee under the Limited Guarantee given by the Investor). The proceeds from the Commitment shall be used solely for funding the payment obligations of Parent at the Closing and the payment of related fees and expenses in connection with the consummation of the Transaction and pursuant to and in accordance with the Merger Agreement, and for no other purpose. The Investor and its permitted assigns shall not under any circumstances be obligated to fund, or to cause to be funded, an aggregate amount in excess of the Commitment, and neither the Investor nor any of its permitted assigns shall under any circumstances be obligated to fund, or cause to be funded, an aggregate amount in excess of the Commitment. The liability of the Investor hereunder shall not exceed the amount of the Commitment (the “Cap”). Solely in the event that Parent does not require all of the Commitment hereunder in order to satisfy Parent’s payment obligations under Section 3.01, Section 3.02 and Section 3.03 of the Merger Agreement and to pay all related fees and expenses, in each case, in connection with the consummation of the Transaction and pursuant to and in accordance with the Merger Agreement, the Commitment to be funded under this letter agreement may be reduced in the manner designated by the Investor but only to the extent that Parent and Merger Sub have sufficient fund to consummate the Merger and other transactions contemplated by the Merger Agreement following such reduction.

2.            Conditions to Funding. The obligation of the Investor (together with its permitted assigns) to fund the Commitment is subject to (a) the satisfaction or waiver of all of the conditions in Section 8.01 and Section 8.02 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, each of which remains capable of being satisfied assuming the Closing would occur), and (b) the substantially simultaneous consummation of the Closing; provided, that if the Company seeks specific performance in accordance with Section 10.11 of the Merger Agreement and Parent or Merger Sub is ordered by a final and non-appealable order by a court of competent jurisdiction to specifically perform their obligations to effect the Closing pursuant to the Merger Agreement, the conditions set forth in this item (b) shall be deemed satisfied.

3.            Termination. This letter agreement and the Investor’s obligation to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) the Closing as consummated in accordance with the Merger Agreement, (b) the valid termination of the Merger Agreement pursuant to the terms thereof, (c) the satisfaction in full of Investor’s obligation to complete the funding of the Commitment at or prior to the Closing, (d) if a claim for specific performance is brought against Parent and Parent is not required to perform its obligations under the Merger Agreement to pay the Merger Consideration pursuant to a final and non-appealable order by an arbitration tribunal or court of competent jurisdiction, (e) the assertion by the Company or any of its Affiliates, directly or indirectly, in any litigation, arbitration or other Legal Proceedings of any claim (whether in tort, contract or otherwise, and including in respect of any oral representations made or alleged to be made in connection therewith) against the Investor, any Non-Recourse Party (as defined in the Limited Guarantee) or Parent, as applicable, relating to this letter agreement, the Limited Guarantee (as defined below), the Merger Agreement, or any other transaction document in connection with the Transactions, or any of the transactions contemplated thereby, including any claim by the Company or any of its Affiliates, directly or indirectly, that the Cap on the Investor’s liabilities hereunder is illegal, invalid or unenforceable in whole or in part (other than (i) a claim seeking an Order of specific performance or other equitable relief to cause the funding of the Commitment in accordance with Section 6(b) hereof, (ii) a claim seeking an Order of specific performance or other equitable relief against Parent or Merger Sub in accordance with Section 10.11 of the Merger Agreement, or (iii) any Retained Claim (as defined in the Limited Guarantee)), and (f) the failure of any of the conditions to the obligation of the Investor to fund the Commitment as set out in Section 2 to be satisfied or waived by the Investor by the Outside Date (as defined in the Merger Agreement). Upon termination of this letter agreement, the Investor shall not have any further obligations or liabilities hereunder, provided that, this Section 3 (Termination), Section 5 (No Third Party Beneficiaries), Section 10 (Governing Law), Section 11 (Arbitration) and Section 12 (Notices) of this letter agreement shall survive any termination of this letter agreement pursuant to the foregoing.

4.            Assignment; Amendments and Waivers; Entire Agreement.

(a)            The rights and obligations under this letter agreement may not be assigned by either party hereto without the prior written consent of the other party hereto and the Company, and any attempted assignment shall be null and void and of no force or effect. Notwithstanding the foregoing, the Investor may assign or delegate all or a portion of its obligations to fund the Commitment to one or more of its Affiliates, or any investment entities advised and/or managed by the Investor or its Affiliates (each an “Assignee”) and may designate any Assignee as responsible for the performance of its appointed functions under this letter agreement without the prior written consent of Parent and the Company; provided, however, that any such assignment or transfer shall not relieve the Investor of any of its obligations under this letter agreement (including its obligation to fund the Commitment in full hereunder) except to the extent performed by such Assignee. Any attempted assignment in violation of this Section 4(a) shall be null and void.

(b)            Nether this letter agreement nor any provision hereof may be amended, modified, supplemented or waived, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment, waiver or modification hereof signed by each of the parties hereto and the Company.

(c)            Together with the Interim Investor Agreement, the Limited Guarantee, the Support Agreement, the Merger Agreement and any other transaction documents in connection with any of the foregoing, this letter agreement constitutes the entire agreement between the Investor, any of its Affiliates and each other party to the Merger Agreement with respect to the transactions contemplated hereby and thereby and supersedes all prior agreements and understandings, both written and oral, among or between any of such parties with respect to the subject matter hereof and thereof.

5.            No Third Party Beneficiaries. Except to the extent expressly set forth in Sections 6(a) and Section 6(b), (i) this letter agreement shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and a Person who is not a party to this letter agreement has no right to enforce or to enjoy the benefit of any of its terms, and (ii) nothing set forth in this letter agreement shall be construed to confer upon or give to any Person, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce the Commitment or any provisions of this letter agreement.

6.            Limited Recourse; Enforcement.

(a)            Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered contemporaneously herewith, other than with respect to the Retained Claims (as defined in the Limited guarantee) and the Company Third Party Beneficiary Rights, Parent, by its acceptance of the benefits of the Commitment provided herein, covenants, agrees and acknowledges that no Person other than the Investor and its Assignees shall have any obligation hereunder or under the Limited Guarantee or in connection with the transactions contemplated hereby and that, notwithstanding that the Investor or any of its Assignees may be a partnership or limited liability company, it has no rights of recovery and no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith against any Non-Recourse Party (other than the Investor and its permitted assigns), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party (other than the Investor and its permitted assigns) for any obligations of the Investor or its permitted assigns under this letter agreement or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation; provided, and for the avoidance of doubt, this sentence shall not in any respect limit the Company’s right to assert any Retained Claim against a Non-Recourse Party that such Retained Claim may be asserted against in accordance with the Limited Guarantee. The Non-Recourse Parties are hereby made third party beneficiaries of this Sections 6(a) and may rely on and enforce the provisions of this Sections 6(a).

(b)            This letter agreement may only be enforced by Parent, or, solely to the extent set forth in the following proviso, the Company; and none of Parent’s, Merger Sub’s or the Company’s creditors shall have any right to enforce this letter agreement or to cause Parent to enforce this letter agreement; provided, however, that, subject to the terms and conditions of the Merger Agreement, the Company is hereby made an intended third party beneficiary of the rights granted to Parent hereby solely for the purpose of directly enforcing the rights of Parent to cause the Investor to fund the Commitment under this letter agreement through an action for specific performance, solely to the extent that Parent shall be entitled to an Order of specific performance (or any other non-monetary equitable remedy) to cause the Commitment to be funded and the Company has obtained an Order of specific performance pursuant to Section 10.11 of the Merger Agreement, and the Company shall not be a third party beneficiary for any other purposes (including, without limitation, any claim for monetary damages hereunder or under the Merger Agreement) (the “Company Third Party Beneficiary Rights”).

(c)            Subject to the terms and conditions set forth herein, the Company shall be entitled to specifically enforce Parent’s right to cause the Commitment to be funded to Parent solely to the extent permitted under Section 6(b) . The Company hereby agrees that other than the Company Third Party Beneficiary Rights, it may not seek or accept any other form of relief that may be available for any breach of this letter agreement (including monetary damages).

(d)            Notwithstanding anything to the contrary set forth herein, in no event shall the maximum amount of the liabilities of the Investor under this letter agreement exceed the Cap. No party hereto may enforce the Investor’s obligations under this letter agreement without giving effect to the Cap. Notwithstanding the foregoing, if the Company or any of its Affiliates asserts in any proceeding that the Cap on the Investor’s liabilities hereunder is illegal, invalid or unenforceable in whole or in part, then (i) if the Investor previously made any payments under this letter agreement, it shall be entitled to recover such payments, and (ii) the Investor shall not have any liabilities or obligations to any Person under this letter agreement.

(e)            Each party hereto acknowledges and agrees that, notwithstanding anything herein to the contrary, (i) this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture, relationship, between or among any of the parties hereto, and neither this letter agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, and (ii) the obligations of the Investor under this letter agreement are solely contractual in nature, and the Investor shall not be liable for any amounts hereunder in excess of the Commitment (or such lesser amount as may be required to be paid by the Investor in accordance with the terms hereof and the Merger Agreement, as applicable).

(f)            Simultaneously with the execution and delivery of this letter agreement, the Investor is executing and delivering to the Company a Limited Guarantee (as amended, restated, modified or supplemented from time to time, the “Limited Guarantee”) relating to certain payment obligations of Parent under the Merger Agreement. The Company’s (i) right and remedies against the Investor and its successors and assigns under the Limited Guarantee (subject to the Maximum Amount (as defined in the Limited Guarantee and other limitations set forth therein)), (ii) rights and remedies against Parent and Merger Sub and their respective successors and assigns under the Merger Agreement, and (iii) the Company Third Party Beneficiary Rights (as defined above) shall be, and are intended to be, the Company’s sole and exclusive remedies available to the Company and its Affiliates against the Investor and the other Non-Recourse Parties for any liability, loss, damages or recovery of any kind (including consequential, indirect or punitive damages, and whether at law, in equity or otherwise) arising under or in connection with any liabilities or obligations arising under, or in connection with, the Merger Agreement (whether willfully, intentionally, unintentionally or otherwise) or of the failure of the Transaction to be consummated or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to be made in connection therewith, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not such breach is caused by the Investor’s breach of its obligations under this letter agreement.

7.            Representations and Warranties of the Investor. The Investor hereby represents and warrants to Parent that:

(a)            it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to execute, deliver and perform this letter agreement;

(b)            the execution, delivery and performance of this letter agreement by the Investor have been duly authorized by all necessary limited partnership or corporate action (as applicable) on the part of the Investor and do not contravene any provision of its organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on Investor or its assets;

(c)            assuming due execution and delivery of this letter agreement, the Merger Agreement and the Limited Guarantee by all parties hereto and thereto, this letter agreement constitutes a legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d)            all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity or any other Person necessary for the due execution, delivery and performance of this letter agreement by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or any other Person is required in connection with the execution, delivery or performance of this letter agreement;

(e)            there is no Action pending against it, or, to its knowledge, threatened against it, that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by it of its obligations under this letter agreement; and

(f)            it has capital commitments in an aggregate amount not less than the Commitment.

8.            Representations and Warranties of Parent. Parent hereby represents and warrants to the Investor that:

(a)            it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to execute, deliver and perform this letter agreement;

(b)            the execution, delivery and performance of this letter agreement by Parent have been duly authorized by all necessary corporate action on the part of Parent and do not contravene any provision of its organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on Investor or its assets;

(c)            all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity or any other Person necessary for the due execution, delivery and performance of this letter agreement by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or any other Person is required in connection with the execution, delivery or performance of this letter agreement;

(d)            there is no Action pending against it, or, to its knowledge, threatened against it, that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by it of its obligations under this letter agreement; and

(e)            assuming due execution and delivery of this letter agreement, the Merger Agreement and the Limited Guarantee by all parties hereto and thereto, this letter agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

9.            Confidentiality. This letter agreement shall be treated as confidential and is being provided to Parent solely in connection with the Transaction contemplated by the Merger Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Investor; provided, however, that the existence and content of this letter agreement may be disclosed (a) by the Investor and Parent to the Company and its Representatives of the foregoing; (b) to the extent required by applicable Laws and the applicable rules of any national securities exchange and in connection with any SEC filings relating to the Merger and in connection with any Legal Proceedings relating to transactions contemplated hereby or by the Merger Agreement or the other transaction documents in connection with the Transactions; and (c) by the Investor to any Non-Recourse Party that needs to know of the existence of and content of this letter agreement.

10.            Governing Law. Subjection to Section 11(b), this letter agreement (including all matters relating to the interpretation, construction, validity and enforcement thereof) will be governed by, and construed in accordance with, the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction.

11.            Arbitration.

(a)            Any Legal Proceeding arising out of or in any way relating to this letter agreement shall be submitted to the HKIAC and resolved in accordance with the HKIAC Rules in force at the relevant time and as may be amended by this Section 11. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three Arbitrators. The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)            Notwithstanding the foregoing, the parties hereto hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 11, any party hereto may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its HKIAC Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

12.            Notices.

(a)	All notices, requests, demands, claims and other communications required or permitted hereunder will be in English and in writing and will be deemed to have been duly served on, given to or made in relation to a party if it is e-mailed to that party’s authorized e-mail address, left at the authorized address of that party, sent by overnight courier, registered mail or certified mail to that party at such address and will, if:

i)	e-mailed, be deemed to have been received at the time of transmission upon confirmation of receipt;

ii)	personally delivered or sent by overnight courier with a reputable international overnight courier service, be deemed to have been received at the time of delivery; or

iii)	sent by registered or certified mail, postage prepaid and signed for in each case, be deemed to have been received five (5) Business Days after the date of mailing (provided that a copy is also sent by e-mail on the date of mailing);

provided that if a notice would otherwise be deemed to have been received after 6.00 p.m. (in the time zone of the recipient) on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9.00 a.m. (in the time zone of the recipient) on the next following Business Day.

(b)	For the purposes of this Section 12, the authorized address and e-mail address of the parties are as follows (provided that where such other address or e-mail address (as applicable) has been notified by any party to the other parties pursuant to the foregoing provision, such other address or e-mail address will supersede the previous address or e-mail address (as applicable) from the date on which notice of the new address is deemed to be served under this Section 12):

The Investor:

Address:	CEC Development Mansion F12, Sanyuan Bridge, Beijing
E-mail:	songpengliang@newborntown.com
For the attention of:	Song Pengliang

Parent: the address set forth in the Merger Agreement.

13.            Severability. If any provision of this letter agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

14.            Counterparts. This letter agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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Yours faithfully,

INVESTOR:

Metaclass Management ELP

By: Chizicheng Strategy Investment Limited, its

general partner

By:	/s/ Chunhe Liu
Name: Chunhe Liu
Title: Director

[Lighthouse – Signature Page to Equity Commitment Letter]

Accepted and acknowledged:

PARENT:

Multelements Limited

By:	/s/ Baoli Ma
Name: Baoli Ma
Title: Director

[Lighthouse – Signature Page to Equity Commitment Letter]